FOR IMMEDIATE RELEASE

FOR IMMEDIATE RELEASE
McCormick Appoints Gary Rodkin to Board of Directors
SPARKS, Md., January 24, 2017 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today announced that Gary Rodkin, retired Chief Executive Officer (CEO) of ConAgra Foods, has been appointed to the Board of Directors of McCormick effective January 24, 2017.

Mr. Rodkin served for 10 years at ConAgra Foods as CEO in his last executive role. His leadership transformed ConAgra from a holding company into a unified business with a balanced portfolio of consumer, commercial and private-brand businesses, and strong operating capabilities. During Mr. Rodkin’s tenure, there were major changes to ConAgra’s portfolio including the acquisition of Bertolli and PF Changs frozen meals, Marie Callender’s frozen pies, Ralcorp Holdings, and the joint venture formation of North America’s largest flour milling company, Ardent Mills. Mr. Rodkin drove process reengineering and rationalization yielding significant and sustainable cost savings over his tenure. He ramped up product innovation including the introduction of the grocery industry’s largest new product launch in 2008, Healthy Choice Café Steamers. Mr. Rodkin’s advocacy of talent management and operating principles improved the culture and employee engagement at ConAgra Foods.

Prior to joining ConAgra, Mr. Rodkin held several leadership positions at PepsiCo including Chairman and CEO of PepsiCo Beverages and Foods North America, and President and CEO of Tropicana. Prior to PepsiCo, Mr. Rodkin spent 16 years at General Mills where he held a variety of management roles, including President of the Yoplait Yogurt division.

Lawrence Kurzius, President and CEO of McCormick commented, “Mr. Rodkin brings a tremendous track record of building and acquiring strong businesses to our Board of Directors. His wealth of experience delivering top line and bottom line growth in the beverage and consumer goods space will be a tremendous asset to McCormick as we look to deliver against our long term growth objectives.”

Mr. Rodkin received a Bachelor of Arts degree in Economics from Rutgers University in 1974 and a Master of Business Administration from Harvard Business School in 1979. He currently serves on the boards of Simon Property Group, Inc., Feeding America, and is Vice Chairman of the Rutgers University Board of Overseers. Mr. Rodkin is also a Fellow of Executive Education at the Harvard Business School, and an Executive in Residence at Rutgers University.

About McCormick

McCormick & Company, Incorporated is a global leader in flavor. With $4.3 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.

For more information, visit www.mccormickcorporation.com.

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For information contact:
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com